EXHIBIT 3.1

Navitone Technologies, Inc.

ARTICLES OF INCORPORATION

(Restated as Amended)

1.   Name of Company:

Navitone Technologies, Inc.

2.   Resident Agent:

The resident agent of the Company is:

HANS U. BOTHMANN

7601 W. Laredo

Las Vegas, NV 89117

3. Board of Directors:

The  Company shall initially have one director (1)  who  is Hans  U.  Bothmann; 7601 W.  Laredo;  Las  Vegas,  NV  89117.  This individual shall serve as director until their  successor or successors  have been elected and qualified. The number of directors may be increased or decreased by a duly adopted amendment to the By- Laws of the Corporation.

4.   Authorized Shares:

The  aggregate number of shares which the corporation shall have  authority to issue shall consist of 100,000,000 shares of Common Stock  having  a $.001 par value, and 25,000,000 shares  of  Preferred Stock having a $.001 par value. The Common and/or Preferred Stock  of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board  of Directors.  The Board of Directors may issue such  share  of  Common and/or  Preferred  Stock  in one or more  series,  with  such  voting powers,  designations,  preferences  and  rights  or qualifications, limitations  or  restrictions thereof  as  shall  be  stated  in  the resolution or resolutions.

5.   Preemptive Rights and Assessment of Shares:

Holders  of  Common  Stock  or  Preferred  Stock   of   the corporation shall not have any preference, preemptive right or  right of  subscription  to  acquire shares of the  corporation  authorized, issued,  or  sold, or to be authorized, issued or  sold,  or  to  any obligations  or  shares authorized or issued or to be  authorized  or issued,  and convertible into shares of the corporation, nor  to  any right of subscription thereto, other than to the extent, if any,  the Board of Directors in its sole discretion, may determine from time to time.

The  Common Stock of the Corporation, after the  amount  of the subscription price has been fully paid in, in money, property  or services,  as the directors shall determine, shall not be subject  to assessment  to pays the debts of the corporation, nor for  any  other purpose,  and  no  Common Stock issued as fully paid  shall  ever  be assessable or assessed, and the Articles of Incorporation  shall  not be amended to provide for such assessment.

Incorporation Continued 6.   Directors' and Officers' Liability

A  director  or  officer of the corporation  shall  not  be personally liable to this corporation or its stockholders for damages for  breach  of  fiduciary duty as a director or  officer,  but  this Article  shall not eliminate or limit the liability of a director  or officer   for   (i)  acts  or  omissions  which  involve  intentional misconduct,  fraud  or a knowing violation of the  law  or  (ii)  the unlawful  payment  of dividends. Any repeal or modification  of  this Article by stockholders of the corporation shall be prospective only, and  shall  not  adversely  affect any  limitation  on  the  personal liability  of a director or officer of the corporation  for  acts  or omissions prior to such repeal or modification.

7.   Indemnity

          Every person who was or is a party to, or is threatened  to be  made  a  party  to, or is involved in any such  action,  suit  or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she  is  a  legal  representative,  is  or  was  a  director  of  the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a  partnership,  joint venture, trust or other enterprise,  shall  be indemnified   and  held  harmless  to  the  fullest  extent   legally permissible under the laws of the State of Nevada from time  to  time against all expenses, liability and loss (including attorneys'  fees, judgments,  fines, and amounts paid or to be paid  in  a  settlement) reasonably   incurred  or  suffered  by  him  or  her  in  connection therewith.  Such right of indemnification shall be a contract  right, which  may  be  enforced in any manner desired by  such  person.  The expenses of officers and directors incurred in defending a civil suit or  proceeding  must be paid by the corporation as  incurred  and  in advance  of the final disposition of the action, suit, or proceeding, under  receipt of an undertaking by or on behalf of the  director  or officer to repay the amount if it is ultimately determined by a court of  competent  jurisdiction that he or she  is  not  entitled  to  be indemnified  by the corporation. Such right of indemnification  shall not  be  exclusive of any other right of such directors, officers  or representatives may have or hereafter acquire, and, without  limiting the  generality  of such statement, they shall be entitled  to  their respective rights of indemnification under any bylaw, agreement, vote of  stockholders, provision of law, or otherwise, as  well  as  their rights under this article.

Without  limiting  the application of  the  foregoing,  the Board  of  Directors  may adopt By-Laws from  time  to  time  without respect  to  indemnification, to provide at  all  times  the  fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf  of any person who is or was a director or officer

8.   Amendments

          Subject at all times to the express provisions of Section 5 on  the Assessment of Shares, this corporation reserves the right  to amend,  alter,  change, or repeal any provision  contained  in  these Articles  of  Incorporation or its By-Laws,  in  the  manner  now  or hereafter  prescribed by statute or the Articles of Incorporation  or said  By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.

9.   Power of Directors

          In  furtherance,  and  not in limitation  of  those  powers conferred by statute, the Board of Directors is expressly authorized:

          (a)  Subject  to  the  By-Laws,  if  any,  adopted  by  the shareholders,   to  make,  alter  or  repeal  the  By-Laws   of   the corporation;

 Incorporation Continued           (b)  To  authorize and caused to be executed mortgages  and liens,  with or without limitations as to amount, upon the  real  and personal property of the corporation;

          (c)  To  authorize the guaranty by the corporation  of  the securities,  evidences  of  indebtedness  and  obligations  of  other persons, corporations or business entities;

          (d)  To  set  apart  out of any funds  of  the  corporation available for dividends a reserve or reserves for any proper  purpose and to abolish any such reserve;

          (e)  By  resolution adopted by the majority  of  the  whole board, to designate one or more committees to consist of one or  more directors of the of the corporation, which, to the extent provided on the  resolution or in the By-Laws of the corporation, shall have  and may  exercise the powers of the Board of Directors in the  management of  the affairs of the corporation, and may authorize the seal of the corporation  to be affixed to all papers which may require  it.  Such committee or committees shall have name and names as may be stated in the  By-Laws of the corporation or as may be determined from time  to time by resolution adopted by the Board of Directors.

          All  the  corporate  powers  of the  corporation  shall  be exercised by the Board of Directors except as otherwise herein or  in the By-Laws or by law.